April 30, 2021

FORM C-AR

The Chosen, LLC

This Form C-AR (including the cover page and all exhibits attached hereto, the Form C-AR) is being furnished by The Chosen, LLC, a Utah Limited Liability Company (the "Company," as well as references to "we," "us," or "our") for the sole purpose of providing certain information about the Company as required by the Securities and Exchange Commission ("SEC").

No federal or state securities commission or regulatory authority has passed upon the accuracy or adequacy of this document. The U.S. Securities and Exchange Commission does not pass upon the accuracy or completeness of any disclosure document or literature. The Company is filing this Form C-AR pursuant to Regulation CF (§ 227.100 et seq.) which requires that it must file a report with the Commission annually and post the report on its website at https://invest.angelstudios.com/the-chosen-reg-cf no later than 120 days after the end of each fiscal year covered by the report. The Company may terminate its reporting obligations in the future in accordance with Rule 202(b) of Regulation CF (§ 227.202(b)) by 1) being required to file reports under Section 13(a) or Section 15(d) of the Exchange Act of 1934, as amended, 2) filing at least one annual report pursuant to Regulation CF and having fewer than 300 holders of record, 3) filing annual reports for three years pursuant to Regulation CF and having assets equal to or less than $10,000,000, 4) the repurchase of all the Securities sold pursuant to Regulation CF by the Company or another party, or 5) the liquidation or dissolution of the Company.

THIS FORM C-AR DOES NOT CONSTITUTE AN OFFER TO PURCHASE OR SELL SECURITIES.

FORWARD LOOKING STATEMENT DISCLOSURE

This Form C-AR and any documents incorporated by reference herein or therein contain certain forward-looking statements and are subject to various risks and uncertainties. All statements other than statements of historical fact or relating to present facts or current conditions included in this Form C-AR are forward-looking statements. Forward-looking statements give the Company’s current reasonable expectations and projections relating to its financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “should,” “can have,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

The forward-looking statements contained in this Form C-AR and any documents incorporated by reference herein or therein are based on reasonable assumptions the Company has made in light of its industry experience, perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. As you read and consider this Form C-AR, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (many of which are beyond the Company’s control) and assumptions. Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect its actual operating and financial performance and cause its performance to differ materially from the performance anticipated in the forward-looking statements. Should one or more of these risks or uncertainties materialize or should any of these assumptions prove incorrect or change, the Company’s actual operating, and financial performance may vary in material respects from the performance projected in these forward-looking statements.

Any forward-looking statements made by the Company in this Form C-AR or any documents incorporated by reference herein or therein speaks only as of the date of this Form C-AR. Factors or events that could cause our actual operating and financial performance to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Table of Contents

SUMMARY	4
The Business	4
RISK FACTORS	4
Risks Related to the Company’s Business and Industry	4
BUSINESS	8
Description of the Business	8
Business Plan	8
History of the Business	9
The Company’s Products and/or Services	9
Competition	9
Intellectual Property	10
Governmental/Regulatory Approval and Compliance	10
Litigation	10
Other	10
DIRECTORS, OFFICERS AND EMPLOYEES	10
Directors	10
Officers	10
Employees	11
CAPITALIZATION AND OWNERSHIP	11
Capitalization	11
Ownership	11
FINANCIAL INFORMATION	12
Operations	12
Liquidity and Capital Resources	12
Capital Expenditures and Other Obligations	13
Material Changes and Other Information	13
Trends and Uncertainties	13
Restrictions on Transfer	13
TRANSACTIONS WITH RELATED PERSONS AND CONFLICTS OF INTEREST	13
Related Person Transactions	13
Conflicts of Interest	14
OTHER INFORMATION	14
Bad Actor Disclosure	14
EXHIBITS	16
EXHIBIT A	17

About this Form C-AR

You should rely only on the information contained in this Form C-AR. We have not authorized anyone to provide you with information different from that contained in this Form C-AR. You should assume that the information contained in this Form C-AR is accurate only as of the date of this Form C-AR, regardless of the time of delivery of this Form C-AR. Our business, financial condition, results of operations, and prospects may have changed since that date. Statements contained herein as to the content of any agreements or other document are summaries, and, therefore, are necessarily selective and incomplete and are qualified in their entirety by the actual agreements or other documents.

SUMMARY

The following summary is qualified in its entirety by more detailed information that may appear elsewhere in this Form C-AR and the Exhibits hereto.

The Chosen, LLC (the “Company” or “The Chosen”) is a Utah limited liability company, formed on October 24, 2017.

The Company is located at 4 South 2600 West, Suite 5, Hurricane, UT 84737.

The Company’s website is www.thechosen.tv

The information on or through our website is not a part of this Form C-AR

The Business

We, along with our wholly owned subsidiary, The Chosen Texas, LLC, are an independent television and film production company used solely to develop and produce an episodic television series entitled “The Chosen” (the “Series”). The Series is based on the gospels of the Bible and tells the story of the life of Jesus Christ primarily through the perspectives of those who met him throughout his life.

RISK FACTORS

Risks Related to the Company’s Business and Industry

History of Operations – The Company has limited operating history upon which an Investor can base an investment decision.

The Company is an early-stage television and film development and production company in which investors may lose their entire investment. The Company was formed on October 24, 2017 for a single purpose, to develop and produce a television series entitled “The Chosen.” The Company has produced two seasons of the Series and due to its limited operating history, the Company is unable to provide investors with significant data upon which an evaluation can be made of the Company’s prospects and an investment in its securities.

The Company cannot be certain that its business plan or the remainder of the Series will develop or that production will be successful. As an early-stage company, the Company will be particularly susceptible to the risks and uncertainties described in these risk factors and will be more likely to incur expenses associated with addressing them.

The Company cannot assure investors that it will be able to achieve any of its objectives, generate sufficient revenues to achieve or sustain profitability or compete successfully in the television and film production industry.

Actual Operating Results May Differ from Estimates – The Company’s actual operating results may differ from its initial estimates.

The Company’s operating results depend on production costs, public tastes, and promotion success. The Company expects to continue to generate its revenues from the distribution and exploitation of the Series and the rights therein. The ability of the Company to continue generating revenues depends on the continued successful distribution of Season 1 and Season 2 and getting Season 3 produced and into distribution, upon the timing and the level of market acceptance of Season 2 and Season 3, as well as upon the ultimate cost to produce, distribute and promote it. The revenues derived from the continued distribution of the Series depend primarily on its acceptance by the distributors and then by the public, which cannot be predicted and does not necessarily bear a direct correlation to the production costs incurred. The commercial success of the Series also depends upon terms and condition of its distribution, promotion and marketing and certain other factors. Accordingly, the Company’s revenues are, and will continue to be, difficult to forecast.

Revenues – There is no guarantee revenues will remain consistent over time.

It is likely that revenues generated from the Series will not remain consistent over time. Even if the Company is successful in creating, distributing, and marketing the Series, revenues from previous seasons will likely decrease over time as subsequent seasons of the Series are released. Further, once production, distribution and marketing of the entire Series is complete, revenues from the Series are likely to decrease over time.

Fluctuations in Operations – The Company’s operating results may fluctuate significantly.

The Company expects that its future operating results will fluctuate significantly as a result of, among other factors:

·	The timing of domestic and international releases of the Series;

·	The success of the Series;

·	The release of competitors’ television series and film productions into the market at or near the same time the Series is released;

·	The costs to distribute and promote the Series;

·	The success of attracting influential distributors and the success of such distributors in marketing and exploiting the Series;

·	The timing of receipt of proceeds generated by the Series by distributors;

·	The timing and magnitude of operating expenses and capital expenditures;

·	The level of un-reimbursed production costs in excess of budgeted maximum amounts;

·	The demand for, and costs of manufacturing of, merchandise related to the Series; and

·	General economic conditions, including continued slowdown in advertiser spending.

As a result, the Company believes that its results of operations may fluctuate significantly, and it is possible that the Company’s operating results could be below the expectations of investors.

Dependence on External Factors – The Company’s success depends on external factors in the television and film production industry.

Operating in the television and film production industry involves a substantial degree of risk. Each production is an individual artistic work, and unpredictable audience reactions primarily determine commercial success. The commercial success of a production also depends upon the quality and acceptance of other competing productions released into the marketplace at or near the same time, critical reviews, the availability of alternative forms of entertainment and leisure activities, general economic conditions and other tangible and intangible factors, all of which are subject to change and cannot be predicted with certainty. The Company’s success will depend on the experience and judgment of its management in producing the Series. There can be no assurance that the Series will reach the marketplace or that it will obtain favorable ratings or reviews once it does.

Diversification – The Company’s success depends entirely on one television series.

The most common way to diversify risk in the television and film production industry is by producing groups of productions, as done by the major production companies. This diversification reduces the impact of a single production’s commercial success or failure on a company’s overall financial health. Due to financial limitations, however, most television series are produced as individual projects and that is the case with the Series. The Company plans to produce one project so there will be no risk diversification for investors in the event that the Series is not successful.

Budget Overruns – Budget overruns may adversely affect the Company’s business.

Actual production costs may exceed their budget, sometimes significantly. Risks, such as labor disputes, death or disability of star performers, rapid high technology changes relating to special effects, or other aspects of production, such as shortages of necessary equipment, damage to film negatives, master tapes and recordings, or adverse weather conditions, may cause cost overruns and delay or frustrate completion of a production. If Season 3 incurs substantial budget overruns, the Company may have to seek additional financing from outside sources to complete production of the film. No assurance can be given as to the availability of such financing on terms acceptable to the Company. In addition, if a production incurs substantial budget overruns, there can be no assurance that such costs will be recouped, which could have a significant adverse impact on the Company’s business, results of operations or financial results.

Angel Studios Licensing Agreement – The Angel Studios licensing agreement gives Angel Studios exclusive rights to distribute the series through on-demand and subscription on-demand services, and, as a result, if Angel Studios is unsuccessful, the Company may have lost a significant potential source of revenue.

Angel Studios, Inc. (known as VidAngel, Inc. previous to March 8, 2021) holds a worldwide exclusive license to exploit the Series through video-on-demand services for a period of three years (which period will automatically renew for one-year increments) and a nationwide exclusive license to exploit the Series through video-on-demand (VOD) services. Although Angel Studios has a financial interest in the success of the Series, there is no guarantee that Angel Studios will perform its obligations pursuant to the licensing agreement in a manner that will result in the successful distribution of the Series through video-on-demand services. If Angel Studios is unsuccessful, the Company may have lost a significant potential source of revenue.

Additional Distributors – There can be no assurance that the Company will attract any distributors in addition to Angel Studios, Inc. for the Series.

There can be no assurance that any distributors in addition to Angel Studios, Inc. will contract with the Company to distribute the Series either based on the Series itself or on other considerations such as the materials already being distributed by such distributor. Further, decisions regarding the timing of release and promotional support of television series are important in determining the success of a particular television series. As with most production companies which rely on others to distribute productions, the Company will not solely control the timing and manner in which its distributors will distribute the Series. Although any distributor the Company uses may have a financial interest in the success of the Series, any decision by its distributors not to distribute or promote the Series or to promote a competitor’s productions to a greater extent than it promotes the Company’s could have a material adverse effect on the Company’s business, results of operations or financial condition.

Competition – There can be no assurance that the Company will be able to compete in the television production industry and its lack of diversification may make it vulnerable to oversupply in the market.

There are numerous other production companies that develop and produce television series. The Company’s lack of diversification may make it vulnerable to oversupplies in the market. Most of the major U.S. production studios are part of large diversified corporate groups with a variety of other operations, including television networks and cable channels, which can provide means of distributing their products. The number of productions released by the Company’s competitors, particularly the major U.S. production studios, in any given period may create an oversupply of product in the market and may make it more difficult for the Company to succeed.

Reliance on Personnel – The Company will depend heavily on creative and production personnel to produce the Series.

The production of the Series will require many highly skilled creative and production personnel, including cinematographers, editors, costume designers, set designers, sound technicians, lighting technicians and actors. Although the Company expects to find high quality candidates to fill these positions, there can be no assurance the Company will find the necessary personnel to complete production or that such personnel will cooperate and participate through completion of production. Finding or replacing key personnel could delay production or reduce the quality of the Series, which may impair the Company’s revenue.

The current pandemic of the novel coronavirus, or COVID-19, could materially and adversely impact or disrupt our ability to produce Season 3.

Since its discovery in December 2019, a new strain of coronavirus (also known as the “COVID-19 virus”) has spread from China to many other countries, including the United States. The outbreak has been declared to be a pandemic by the World Health Organization, and the Health and Human Services Secretary has declared a public health emergency in the United States in response to the outbreak. Considerable uncertainty still surrounds the COVID-19 virus and its potential effects, and the extent of and effectiveness of any responses taken on a national and local level. However, measures taken to limit the impact of this coronavirus, including social distancing and other restrictions on travel, congregation and business operation have already resulted in significant negative short-term economic impacts. The long-term impact of this coronavirus on the U.S. and world economies remains uncertain but is likely to result in a world-wide economic downturn, the length and breadth of which cannot currently be predicted.

Our ability to make distributions to Members is significantly dependent on the production of future seasons and extended restrictions due to the COVID-19 pandemic, including stay-at-home orders and other social distancing guidelines, will restrict our ability to produce episodes for Season 3. As a result, our ability to make distributions may be limited. Additionally, in the event of an extended world-wide economic downturn, the demand for our product may be reduced, which may have an effect on our revenues and in turn, limit our ability to make distributions.

Technological Advances – Technological advances may reduce demand for television series.

The entertainment industry in general, and the television industry in particular, are continuing to undergo significant changes, primarily due to technological developments. Because of this rapid growth of technology, shifting consumer tastes and the popularity and availability of other forms of entertainment, it is impossible to predict the overall effect these factors will have on the potential revenue from and profitability of an episodic television series.

Limited Protection of Intellectual Property and Proprietary Rights – The Company’s success depends on protecting its intellectual property.

The Company’s success will depend, in part, on its and the Manager’s ability to protect their respective proprietary rights in the Series. The Company has secured its intellectual property rights with respect to the Series pursuant to the Assignment Agreement it has entered into with Dallas Jenkins and the Assignment and Assumption Agreement it has entered into with Creatus, LLC. The Company will rely primarily on a combination of copyright laws and other methods to protect its respective proprietary rights in the Series. However, there can be no assurance that such measures will protect the Company’s proprietary information, or that its competitors will not develop screenplays for feature films otherwise similar to the Company’s, or that the Company will be able to prevent competitors from developing a similar television series for production. The Company believes that its proprietary rights will not infringe on the proprietary rights of third parties. However, there can be no assurance that third parties will not assert infringement claims against the Company in the future with respect to the Series. Such assertion may require the Company to incur substantial legal fees and costs in order to protect its rights, or possibly enter into arrangements on terms unfavorable to it in order to settle such claims. To the extent that the Company or the Manager fails to adequately protect its respective intellectual property rights in the Series, or if the financial burden of enforcing its rights becomes too cost-prohibitive, the Company may be unable to continue to implement its business strategy, which would have a material adverse effect on the Company’s business, prospects, financial condition, and results of operations.

Reliance on Management – The Company will depend heavily on its Manager.

The successful production of the Series and the operation of the Company’s business is dependent on the continued efforts of the Company’s Manager, The Chosen Productions, LLC.

Conflicts of Interest – Because the Company was founded as a single purpose company to produce the Series, it has numerous potential conflicts of interest.

It is common in the television and film production industry to produce television series through single purpose companies. However, this strategy creates numerous inherent conflicts of interest. For instance, the Company’s Manager may be contracting with distributors, cast members and others that they have had arrangements with in the past and will likely have arrangements within the future that are unrelated to the business of the Company. Further, our Manager and executive officers are involved in other businesses, including other television and film production businesses. Our Operating Agreement permits our Manager to have outside business activities, including those that compete with our business. We believe our Manager and executive officers have the capacity to discharge their responsibilities to our Company notwithstanding participation in other projects. See “TRANSACTIONS WITH RELATED PERSONS AND CONFLICTS OF INTEREST” for more information.

BUSINESS

Description of the Business

The Chosen, LLC, a Utah limited liability company, was formed on October 24, 2017. Our Company has one wholly owned subsidiary, The Chosen Texas, LLC, whose activity has been consolidated into The Chosen, LLC with all significant intercompany balances and transactions being eliminated. Our objective is to develop and produce an episodic television series entitled “The Chosen” (the “Series”). “The Chosen” is anticipated to be the first-ever multi-season TV series about the life of Christ and those He touched. Our Company produces, markets and distributes the Series to a worldwide market. Our large faith-based audience has risen to the call to help fund and support the project as devoted fans and investors, contributing to The Chosen’s success. Our Company has successfully released Season 1, consisting of eight episodes, and commenced the pre-production phase for Season 2 in anticipation of future capital raising to continue to produce the Series.

Business Plan

The Series

Synopsis

The Series is based on the story concepts and ideas of Dallas Jenkins. The Series is based on the gospels of the Bible and tells the story of the life of Jesus Christ primarily through the perspectives of those who met him throughout his life, as the stories of his many miracles were exposed primarily through the word of those who witnessed them. Over the course of multiple seasons, the viewer meets Jesus, his followers, the Romans occupying Jewish territory and the religious leaders who resisted him. Season 1 begins with the gathering of Jesus’ followers and follows the progression of the disciplines from their calling to their preparation for Jesus’ ministry. The final two seasons are intended to chronicle his death and resurrection.

Production

The Company has already produced Season 1 and Season 2 and plans to use the funds generated from Seasons 1 and 2 to produce and market future seasons.

Distribution and Marketing

The Series is intended to be distributed through online video streaming services, television and home video. The Company has entered into an Exclusive Video-On-Demand and Subscription Video-On-Demand License Agreement with Angel Studios, Inc. (“Angel Studios”), pursuant to which the Company has granted Angel Studios (i) a nationwide exclusive license to exploit the Series through any and all media for a period of one year, (ii) a worldwide exclusive license to exploit the Series through video-on-demand services for a period of three years (which period will automatically renew for additional one-year periods if not terminated) and (iii) a nationwide exclusive perpetual license to exploit the Series through video-on-demand and subscription-video-on-demand services for a period of three years (which period will automatically renew for additional one-year periods if not terminated). Pursuant to the license agreement, twenty-five percent (25%) of Angel Studios’ revenues from the exploitation of video-on-demand content will be applied to marketing the Series. The Company will receive licensing payments in an amount equal to 40% of the net profits attributable to the Series based on the number of hours the Series was viewed by Angel Studios’ customers. In addition to the licensing payments, the Company will be eligible to receive an uncapped bonus in an amount based on a proprietary algorithm determined by “goodness,” “loyalty” and “word of mouth.”

History of the Business

During 2018 and 2019, our Company’s “The Chosen” marketing campaign became the most crowdfunded Television/Movie project of all time, raising just over $11,000,000. The funds were used to cover offering expenses and the completion of Episodes 1-8 of Season 1. We raised the funds pursuant to an offering statement filed on Form 1-A with the United States Securities and Exchange Commission, or the SEC, on March 8, 2018 (File #: 024-10814), which offering statement was qualified by the SEC on June 15, 2018 and an offering statement filed under Regulation CF of the SEC on Form C with the SEC, on June 24, 2019 (File # 020-25447), each offering Class A Preferred Units of membership interest in our Company, or Class A Units. Pursuant to those offerings, we issued a total of 11,190,030 Class A Preferred Units for net proceeds of $10,036,832. Episodes 1-4 of Season 1 were released in April 2019 while Episodes 5-8 of Season 1 were released in late November 2019. Episodes 1-3 of Season 2 were released in April 2021. With the release of Seasons 1 and 2 of the Series, we began to generate revenue. In addition to the production costs for Seasons 1 and 2, we incurred significant marketing costs incurred related to the various releases.

As of the issuance of this report, we have been focused on post-production and release of Episodes 4-8 of Season 2 and the writing of Season 3. The marketing of Seasons 1 and 2 has consisted of social media posts and promotions, including, but not limited to Facebook, Instagram, and YouTube, along with doing email campaigns and interviews with various media outlets. Thus far, we have hired writers for Season 3 and have completed the writing for the full season. We anticipate principal photography to commence at the end of Q3 2021.

The Company’s Products and/or Services

Our Company’s principal products include 1) digital media which is streamed via Video-on-Demand (VOD) and Subscription Video-on-Demand (SVOD) through an exclusive licensing agreement with Angel Studios, Inc. 2) Physical media sales of Blu-Ray discs, DVD’s, books, and related printed materials to end users of which the maintenance and distribution of the physical inventory product is managed by Angel Studios, Inc. who remits a portion of the net revenue to us. 3) Merchandise sales, consisting mainly of clothing items. We do not own or maintain the merchandise inventory but manage an online store through a third-party application in which orders are drop shipped to end customers using that third-party platform. We contract with a third-party supplier that fulfills these sales orders on our behalf by screen printing T-shirts and shipping them to end customers. 4) Ad share revenue from Facebook and Google.

Intellectual Property

The Company is dependent on the following intellectual property:

The Series is loosely inspired by a film entitled “The Shepherd.” The Company exclusively owns all right, title and interest in and to the copyrights and all other rights in and to The Shepherd pursuant to an Assignment and Assumption Agreement (the “Assignment Agreement”) between the Company and Creatus, LLC. Pursuant to the Assignment Agreement, Creatus, LLC assigned its respective rights in and to The Shepherd to the Company in exchange for $100,000.

The Company also has various copyrights and trademarks on the offered products and services.

Governmental/Regulatory Approval and Compliance

The Company is not subject to any governmental/regulatory approval or compliance

Litigation

There are no existing legal suits pending, or to the Company’s knowledge, threatened, against the Company.

Other

The Company’s principal address is 4 South 2600 West, Suite 5, Hurricane, UT 84737.

The Company conducts business in Utah.

DIRECTORS, OFFICERS AND EMPLOYEES

Directors and Officers

The directors and officers of the Company are listed below along with all positions and offices held at the Company and their principal occupation and employment responsibilities for the past (3) years and their educational background and qualifications.

Name	Position	Term of Office	Responsibilities
Derral Eves	Chief Executive Officer	February 2018-Present	All Company supervision
Dallas Jenkins	Chief Creative Officer	February 2018 - Present	Oversight of all production
Adam Swerdlow	Chief Operations Officer	July 2020 - Present	Oversight of administrative processes

Derral Eves

Derral Eves is our Chief Executive Officer. Mr. Eves graduated from Southern Utah University with a bachelor’s degree in Communications and Public Relations and a minor in Spanish. Since January 2006, Mr. Eves has served as the Chief Executive Officer of Creatus, LLC. Mr. Eves is the creator of VidSummit, the leading professional conference for social media creators. Mr. Eves is one of the world’s top YouTube and online video marketing experts. The content on Mr. Eves’ distribution channels have received over 24 billion video views on Youtube and over 9 billion views on Facebook. Mr. Eves is also the mentor of some of the biggest and most impactful YouTube and social media stars. He has been featured on Good Morning America, The Today Show, NBC, ABC, CBS, FOX, ESPN, FORBES, AdWeek, Christians Today, World Religion News, and several other media outlets. He was recently featured in an article published by Forbes as #4 on the list of “20 Must Watch YouTube Channels That Will Change Your Business.”

Dallas Jenkins

Dallas Jenkins is our Chief Creative Officer. Mr. Jenkins graduated from Northwestern College with a bachelor’s degree in Bible and Communications. Mr. Jenkins currently serves as the president of Jenkins Entertainment and is primarily responsible for the oversight of the production of all films and videos produced by Jenkins Entertainment. Mr. Jenkins is also a film writer who has worked in Hollywood for nearly two decades, creating films for Warner Brothers, Lionsgate, Hallmark Channel, PureFlix and Universal. Mr. Jenkins has created several faith-based films, such as Midnight Clear, What If…, Though None Go With Me and The Resurrection of Gavin Stone. Mr. Jenkins is the son of celebrated Christian author Jerry B. Jenkins (the creator of The Left Behind Series and The Jesus Chronicles Series).

Adam Swerdlow

Adam Swerdlow is our Chief Operating Officer. Mr. Swerdlow graduated from University of Massachusetts-Amherst with a bachelor’s degree in Communications and a minor in Film. Originally from the suburbs of New York City in Connecticut, starting in 2011 Adam built a financial planning practice at Northwestern Mutual. In order to be closer to his family who moved to California in 2007, Adam moved his practice and tenacity to Newport Beach in Q3 of 2016. During his tenure at Northwestern Mutual he accomplished many goals including achieving million dollar round table (MDRT) and other numerous company and industry accolades. He was also responsible for recruiting, building and managing teams of Financial Advisors in his respective offices. Adam left Northwestern in 2019 to practice as an Independent Financial Advisor and also co-founded The Financial Advisors Alliance, a coaching and consulting firm for Financial Advisors. In 2020 The Financial Advisors Alliance was acquired by Model FA where Adam continues to consult. Not only does he bring his wealth of knowledge from his near decade as a Financial Advisor, he also brings his skillset in business development, operations and management. Adam also stays active as a member of a few local charities, chambers and community foundations. When he is not working, he enjoys being as physically active as possible with his wife Shaylene and dog, Poppy.

Employees

The Company currently has 6 employees including the three officers of the Company.

CAPITALIZATION AND OWNERSHIP

Capitalization

The Company has issued the following Securities:

Ownership

The following table sets forth the name and ownership level of each person, as of the most recent practicable date, who is the beneficial owner of 20 percent or more of the issuer’s outstanding voting equity securities, calculated on the basis of voting power.

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Membership Interest
Common Units	Dallas Jenkins	6,255,000 Common Units	44%
Common Units	Derral Eves	3,614,000 Common Units	25%

(1) Each beneficial owner owns his interest through the Manager.

FINANCIAL INFORMATION

Please see the financial information listed on the cover page of this Form C-AR and attached hereto in addition to the following information. Financial statements are attached hereto as Exhibit A.

Operations

Year Ended December 31, 2020:

Revenues

Revenues produced by Season 1 through the Exclusive Video-on-demand, Subscription video-on-demand license agreement with Angel Studios, Inc. and physical media sales were $15,939,907, with revenues from the sale of film-related books and materials $641,318. Revenues from the sale of merchandise in 2020 were $3,914,125, with cost of sales $2,008,904. Other miscellaneous revenues were received totaling $256,058.

Expenses

The production of Season 1 was finalized at a total cost of $8,270,567. Film costs are capitalized and amortized over a period of time in proportion to ultimate revenue production. Amortization of film costs for 2020 was $5,512,755.

Operating expenses other than the amortization of film costs were $3,619,125. These expenses were primarily attributable to $2,335,551 in advertising and marketing, $570,098 in royalties, $239,351 in wages and related taxes, $222,957 in legal and professional fees, and $121,337 in travel, computer and contract services, insurance, and other miscellaneous operating expenses.

Income Taxes

In August 2019, we elected to be taxed as a C-corporation, effective January 1, 2018. The IRS approved the election in October 2019. The provision for income taxes of $2,500,152 for the year ended December 31, 2020 is primarily attributable to state income tax of $100 and deferred income tax expense of $2,500,052.

Year Ended December 31, 2019:

Revenues

Revenues produced by Season 1 through the Exclusive Video-on-demand, Subscription video-on-demand license agreement with Angel Studios, Inc. and physical media sales were $815,630. Revenues from the sale of merchandise in 2019 were $168,973, with cost of sales $96,736.

Expenses

The production of Season 1 was finalized at a total cost of $8,270,567. Film costs are capitalized and amortized over a period of time in proportion to ultimate revenue production. Amortization of film costs for 2019 was $279,062.

Operating expenses other than the amortization of film costs were $827.745. These expenses were primarily attributable to $532,610 in advertising and marketing, $222,946 in legal and professional fees, and $72,189 in royalties, meals and entertainment reimbursements and other traveling expenses.

Income Taxes

In August 2019, we elected to be taxed as a C-corporation, effective January 1, 2018. The IRS approved the election in October 2019. The benefit for income taxes of $283,252 for the year ended December 31, 2019 is primarily attributable to the reduction of the valuation allowance for the net deferred income tax assets.

Liquidity and Capital Resources

Year ended December 31, 2020

We filed a preliminary offering under Regulation A on September 3, 2020, for the additional $20,000,001 that was anticipated as needed to complete the production of Season 3. As revenues from Season 1 were sufficient to provide the necessary funds for Season 2, we have not moved forward with the issuance of the offering. The offering remains probable of occurring, but has been delayed.

As of December 31, 2020, we have cash on hand was $5,693,461 with $3,982,295 in accounts receivable and $1,029,690 of account payable and accrued current liabilities. Revenues from Seasons 1 and 2 of the Series are expected to be used for production costs of Seasons 2 and 3, operations, and to advertise and market Seasons 1 and 2. Production costs to complete Season 2 are expected to be approximately $6,000,000 and advertising and marketing costs approximately $1,500,000 - $2,000,000 during 2021.

Year ended December 31, 2019

In 2019, we issued an additional 6,553,052 Class A Units for a total of 11,190,030 as of December 31, 2019. The 2019 issuance provided the funds necessary to finalize the production of the entirety of Season 1. As of December 31, 2019, we have cash on hand was $630,325 with $126,575 of account payable. Revenues from Season 1 of the Series are expected to be used for operations and to advertise and market Season 1. Advertising and marketing costs are expected to be approximately $600,000 - $700,000 during 2020.

Capital Expenditures and Other Obligations

Costs incurred in the direct production of video content are capitalized. As of December 31, 2020 and 2019, $15,208,076 and $8,318,066 in film costs were capitalized, respectively. We also purchased a building and equipment used in the operations and production of Season 2 for a total cost of $475,368.

The Company does not have any debt currently outstanding.

Material Changes and Other Information

Trends and Uncertainties

The financial statements are an important part of this Form C and should be reviewed in their entirety. The financial statements of the Company are attached hereto as Exhibit A

To date, revenues for 2021 have been ahead of budget. The release of Episodes 1-3 of Season 2 has created increased excitement and momentum for the Series among its supporters. The revenues received this year through February 2021 related to the release of Season 1 of the Series was $2,340,859. We anticipate a significant increase in revenue for March and April from the distributor based on preliminary reports related to the April release of the first three episodes of Season 2. Merchandise sales through March 2021 were $665,036 with related costs of $305,965.

Other than the above mentioned, we have not identified any known trends, uncertainties, demands, commitments or events involving our business that are reasonably likely to have a material effect on our revenues, income from continuing operations, profitability, liquidity or capital resources, or that would cause the reported financial information in this report to not be indicative of future operating results or financial condition.

Restrictions on Transfer

Any Securities sold pursuant to Regulation CF being offered may not be transferred by an Investor of such Securities during the one-year holding period beginning when the Securities were issued, unless such Securities were transferred: 1) to the Company, 2) to an accredited investor, as defined Rule 501(d) of Regulation D of the Securities Act of 1933, as amended, 3) as part of an Offering registered with the SEC or 4) to a member of the family of the Investor or the equivalent, to a trust controlled by the Investor, to a trust created for the benefit of a family member of the Investor or the equivalent, or in connection with the death or divorce of the Investor or other similar circumstances. “Member of the family” as used herein means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse or spousal equivalent, sibling, mother/father/daughter/son/sister/brother-in-law and includes adoptive relationships. Remember that although you may legally be able to transfer the Securities, you may not be able to find another party willing to purchase them.

TRANSACTIONS WITH RELATED PERSONS AND CONFLICTS OF INTEREST

Related Person Transactions

From time to time the Company may engage in transactions with related persons. Related persons are defined as any director or officer of the Company; any person who is the beneficial owner of 10 percent or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power; any promotor of the Company; any immediate family member of any of the foregoing persons or an entity controlled by any such person or persons.

During 2019, we entered into agreement with Dallas Jenkins, our Chief Creative Officer and a member of our Manager, to act as a Director and Writer for the Series. Under the agreements, we paid Mr. Jenkins $138,000 to direct and write the last four episodes of The Chosen Series, Season 1. We have continued to engage Mr. Jenkins as a writer for the second season and paid the member $16,000 during 2019 and $23,000 during 2020 on this contract, along with an additional $64,500 in 2020 related to the pre-production work on Season 2. Mr. Jenkins has also received payment from our Company for advertising through the member’s digital media channels, totaling $21,000 for 2019 and $37,925 for 2020.

During 2020, we entered into various agreements with a company owned by Mr. Jenkins and his spouse, Amanda Jenkins, for the writing of two devotional books and a children’s book related to the Series. Writing fees and residuals paid or accrued as payable to the company related to these agreements during 2020 was $29,872.

Conflicts of Interest

The Company has not engaged in any transactions or relationships, which may give rise to a conflict of interest with the Company, its operations or its security holders.

OTHER INFORMATION

Bad Actor Disclosure

The Company is not subject to any Bad Actor Disqualifications under any relevant U.S. securities laws.

SIGNATURE

Pursuant to the requirements of Sections 4(a)(6) and 4A of the Securities Act of 1933 and Regulation Crowdfunding (§ 227.100 et seq.), the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form C-AR and has duly caused this Form to be signed on its behalf by the duly authorized undersigned.

/s/ Derral Eves_________________________________________

(Signature)

______________________________________________

Name: Derral Eves
Title: Manager of The Chosen Productions, LLC

Pursuant to the requirements of Sections 4(a)(6) and 4A of the Securities Act of 1933 and Regulation Crowdfunding (§ 227.100 et seq.), this Form C-AR has been signed by the following persons in the capacities and on the dates indicated.

/s/ Derral Eves_________________________________________

Name: Derral Eves

Title: Principal Executive Officer

____________________________________________________

April 30, 2020__________________________________________

(Date)

EXHIBITS

Exhibit A Audited Financial Statements

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 and 2019

TOGETHER WITH REPORT OF INDEPENDENT AUDITOR

The Chosen, LLC

The Chosen, LLC

INDEPENDENT AUDITORS’ REPORT

To Management and Members of The Chosen, LLC

We have audited the accompanying consolidated financial statements of The Chosen, LLC and subsidiary (collectively, the Company), which comprise the consolidated balance sheets as of December 31, 2020 and 2019, and the related consolidated statements of operations, members’ equity, and cash flows for the years ended December 31, 2020 and 2019, and the related notes to consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to error or fraud.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to error or fraud. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years ended December 31, 2020 and 2019, in accordance with accounting principles generally accepted in the United States of America.

/s/ Tanner LLC
Lehi, UT
April 30, 2021

1

The Chosen, LLC
Consolidated Balance Sheets
As of December 31, 2020 and 2019

	2020	2019
Assets

Current assets
Cash and cash equivalents	$5,693,461	$630,325
Accounts receivable	3,982,295	605,565
Other current assets	103,086	9,778

Total current assets	9,778,842	1,245,668

Property and equipment
Equipment, net of depreciation	6,221	—
Buildings, net of depreciation	468,582	—

Total property and equipment	474,803	—

Other assets
Film costs, net of amortization	9,416,259	8,039,004
Trademark, net of amortization	8,881	—
Deferred tax asset	—	283,352
Capital raise costs	119,853	—

Total other assets	9,544,993	8,322,356

Total assets	$19,798,638	$9,568,024

Liabilities and Members' Equity

Current liabilities
Accounts and credit cards payable	$608,607	$89,535
Other current liabilities	421,083	37,040

Total current liabilities	1,029,690	126,575

Long-term liabilities
Deferred tax liability	2,216,700	—

Total liabilities	3,246,390	126,575

Commitments and contingencies (see Notes 2, and 4)

Members' equity	16,552,248	9,441,449

Total liabilities and members' equity	$19,798,638	$9,568,024

See accompanying notes to consolidated financial statements.

2

The Chosen, LLC
Consolidated Statements of Operations
For the Years Ended December 31, 2020 and 2019

	2020	2019

Revenues
Licensing revenues, net	$16,581,225	$802,796
Merchandise sales	3,914,125	12,734
Other revenues	256,058	169,073

Total revenues	20,751,408	984,603

Cost of goods sold	2,008,904	96,736

Gross profit	18,742,504	887,867

Operating expenses
Advertising and marketing	2,335,551	532,610
Amortization of film costs	5,512,755	279,062
Depreciation and amortization expense	872	—
General and administrative	1,282,704	295,135

Total operating expenses	9,131,882	1,106,807

Net operating income/(loss)	9,610,622	(218,940)

Other income
Interest income	329	17

Net income/(loss) before benefit/(provision)
for income taxes	9,610,951	(218,923)

Benefit/(provision) for income taxes	(2,500,152)	283,252

Net income	$7,110,799	$64,329

Earnings per common unit, basic and diluted	$0.51	$—

Weighted average common units, basic and diluted	14,020,117	13,900,000

See accompanying notes to consolidated financial statements.

3

The Chosen, LLC
Consolidated Statements of Members’ Equity
For the Years Ended December 31, 2020 and 2019

					Total
		Class A	Contributed	Accumulated	Members'
	Common Units	Preferred Units	Capital	(Deficit)/Income	Equity

Balance at December 31, 2018	13,900,000	4,636,978	$4,481,354	$(872,439)	$3,608,915

Cancellation of units	—	(40,465)	(38,715)	—	(38,715)
Issuance of preferred units for cash	—	6,593,517	6,563,766	—	6,563,766
Offering expense	—		(756,846)	—	(756,846)
Equity-based compensation					—
Net income	—	—	—	64,329	64,329
Balance at December 31, 2019	13,900,000	11,190,030	10,249,559	(808,110)	9,441,449

Issuance of common units for offering expense	480,466	—	—	—	—
Net income	—	—	—	7,110,799	7,110,799

Balance at December 31, 2020	14,380,466	11,190,030	$10,249,559	$6,302,689	$16,552,248

See accompanying notes to consolidated financial statements.

4

The Chosen, LLC
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2020 and 2019

	2020	2019

Cash flows from operating activities
Net income	$7,110,799	$64,329
Adjustments to reconcile net income to
net cash from operating activities:
Depreciation and amortization expense	872	—
Amortization of film costs	5,512,755	279,062
Deferred income tax (benefit)/provision	2,500,052	(283,352)
Changes in operating assets and liabilities
(Increase)/decrease in accounts receivable	(3,376,730)	(594,155)
(Increase)/decrease in other current assets	(93,308)	98,126
(Increase)/decrease in film costs	(6,890,010)	(4,433,403)
Increase/(decrease) in accrued expenses	384,042	—
Increase/(decrease) in accounts payable	519,072	(412,860)

Net cash flows from operating activities	5,667,544	(5,282,253)

Cash flows from investing activities
Acquisition of property & equipment	(475,368)	—
Acquisition of trademark	(9,187)	—

Net cash flows from investing activities	(484,555)	—

Cash flows from financing activities
Net proceeds from issuance of preferred units	—	5,806,920
Cancellation of units	—	(38,715)
Capital raise costs	(119,853)	—
Principal paid on long-term debt	—	(76,327)

Net cash flows from financing activities	(119,853)	5,691,878

Net change in cash and cash equivalents	5,063,136	409,625

Cash and cash equivalents, beginning of period	630,325	220,700

Cash and cash equivalents, end of period	$5,693,461	$630,325

Supplemental disclousre of cash flow information:
Cash paid for income taxes	$100	$100
Common units issued in exchange for capital raise
services see Note 2

See accompanying notes to consolidated financial statements.

5

The Chosen, LLC
Notes to the Consolidated Financial Statements
December 31, 2020 and 2019

Note 1.    Summary of Significant Accounting Policies

Organization

The Chosen, LLC (Chosen), a Utah limited liability company, is an independent television and film production company formed on October 24, 2017 solely to develop and produce an episodic television series entitled “The Chosen.” The Series is based on the gospels of the Bible and tells the story of the life of Jesus Christ primarily through the perspectives of those who met him throughout his life.

Consolidation

The consolidated financial statements include the accounts of The Chosen, LLC and its wholly owned subsidiary The Chosen Texas, LLC (collectively, the Company). All significant intercompany balances and transactions have been eliminated in consolidation.

Recently Issued Accounting Pronouncements

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). Topic 606 supersedes the revenue recognition requirements in Accounting Standards Codification (ASC) Topic 605, Revenue Recognition (Topic 605), and requires the recognition of revenue when promised goods or services are transferred to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. Topic 606 also includes Subtopic 340-40, Other Assets and Deferred Costs – Contracts with Customers, which requires the deferral of incremental costs of obtaining a contract with a customer. The Company adopted the requirements of Topic 606 effective January 1, 2019, utilizing the modified retrospective method of transition. Adoption of Topic 606 did not result in adjustments to revenue, deferred revenue, receivables, or deferred costs.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts and disclosures. Accordingly, actual results could differ from those estimates. Key management estimates include the estimated ultimate revenues of the series for the amortization of film costs, and valuation allowances for net deferred income tax assets.

Property and Equipment

Property and equipment are carried at cost. Depreciation of property and equipment is provided using the straight-line method. Expenditures for major renewals and betterments that extend the useful lives of property and equipment have been capitalized. Expenditures for routine repairs are expensed as incurred. Depreciation is based on the following useful lives:

Years
Buildings & Improvements	25
Equipment	5

6

The Chosen, LLC
Notes to the Consolidated Financial Statements
December 31, 2020 and 2019

Note 1. Summary of Significant Accounting Policies, continued

Concentrations of Credit Risk

The Company maintains its cash in bank deposit accounts which, at times, exceed federally insured limits. As of December 31, 2020 and December 31, 2019, the bank balance exceeded the federally insured limit by $4,772,891 and $341,000, respectively.

A major customer is considered to be one that comprises more than 10% of the Company’s accounts receivable or annual revenues. For the years ended December 31, 2020 and 2019, 80% and 83%, respectively, of the Company’s revenues related to one customer – Angel Studios, Inc. (previous to March 8, 2021, Angel Studios, Inc. was named VidAngel, Inc.). As of December 31, 2020 and December 31, 2019, 99% of the Company’s accounts receivable is related to Angel Studios, Inc. (Angel Studios).

Accounts Receivable

Accounts receivable are carried at original invoice amount less an estimate for doubtful accounts based on a review of all outstanding amounts. Management determines the allowance for doubtful accounts by identifying specific troubled accounts and applying historical experience. Receivables are written off when management determines the likelihood of collection is remote. Recoveries of receivables previously written off are recorded when payment is received.

Revenue Recognition

The Company generates revenue from 1) licensing agreements with Angel Studios relating to the streaming of the Company’s intellectual property via digital media – Video-on-Demand (VOD) and Subscription Video-on-Demand (SVOD), 2) physical media sales, 3) combination of physical media and digital media, 4) merchandise sales, and 5) ad share revenue. The Company recognizes revenue when a customer obtains control of promised products or services. The amount of revenue recognized reflects the consideration that the Company expects to be entitled to receive in exchange for these products or services. To achieve the core principle of Topic 606, the Company applies the following five steps:

1) Identify the contract with the customer

2) Identify the performance obligations in the contract

3) Determine the transaction price

4) Allocate the transaction price to performance obligations in the contract

5) Recognize revenue when or as the Company satisfies a performance obligation

Digital Media (VOD and SVOD)

Digital media revenue stems from licensing agreements with Angel Studios, wherein Angel Studios streams the Company’s intellectual property. The license is not distinct from the streaming services, and the arrangement represents a sale or usage-based royalty with the license representing the predominant item to which the royalty relates. The VOD sales and SVOD usage revenues are determined according to the licensing agreement based on hours viewed by  Angel Studios’s customers during each quarter of the year. Angel Studios provides the Company quarterly royalty reports detailing the sales or usage-based royalties, which amounts Angel Studios remits to the Company. The Company recognizes revenue based on these royalty reports, which represents when the sales or usage occurred and the satisfaction of the performance obligation to the end customer. During the years ended December 31, 2020, and December 31, 2019, the digital media revenue was substantially all related to the first television season of The Chosen. As Angel Studios is primarily responsible to fulfil the performance obligation and sets the pricing, the Company recognizes revenue on a net basis, which represents the royalty amounts the Company receives from Angel Studios

7

The Chosen, LLC
Notes to the Consolidated Financial Statements
December 31, 2020 and 2019

Note 1.   Summary of Significant Accounting Policies, continued

Revenue Recognition, continued

Physical Media

The Company sells Blu-Ray discs, DVD’s, books, and related print material to end users. The Company does not own or maintain the physical media inventory. The inventory is owned by Angel Studios, and Angel Studios fulfills the sales. Revenue is recognized when the end customer receives and pays for the physical media. Angel Studios remits a portion of the sales amount to the Company. The Company recognizes revenue on a net basis.

Combination of physical media and digital media

The Company sells Blu-Ray discs and DVD’s to end users in a combination pack with digital media. The Company does not own or maintain the physical media inventory. As noted in the description of physical media above, the inventory is owned by Angel Studios, and Angel Studios fulfills the sales. As noted in the description above of digital media, digital media stems from licensing agreements with Angel Studios, wherein Angel Studios streams the Company’s intellectual property. The Company recognizes revenue on a net basis when the customer receives the physical media and access to the digital media.

Merchandise revenue

The Company sells The Chosen merchandise – mainly T-shirts. Revenue is recognized when the customer receives and pays for the merchandise. The Company does not own or maintain the merchandise inventory. However, when the goods ship from the third party to the customer, the Company has risk-of-loss, and is responsible for goods in transit. The Company manages an online store through a third-party application and orders are drop shipped to end customers using the third-party platform. The Company contracts with a third-party supplier that is responsible for fulfilling the sales. The third-party supplier invoices the Company for inventory sold and fulfillment services; all of the cost of goods sold is related to the third-party supplier costs. The Company recognizes revenue and respective expenses on a gross basis. Revenue is disaggregated from contracts with customers by goods or services as we believe it best depicts how the nature, amount, timing and uncertainty of our revenue and cash flows are affected by economic factors.

Ad share revenue

The Company has monetized their YouTube and Facebook marketing videos allowing the Company to share in revenue from advertisements shown before, during or alongside the uploaded clip. Revenue is recognized when the ad share payment is payable from the various social media platforms.

The following table presents the Company’s revenue disaggregated by the previously mentioned performance obligations for the years ended December 31, 2020 and 2019.

	December 31,	December 31,
	2020	2019
Combination of physcial media and digital media	$-	$343,105
Physical media	5,736,377	246,974
Digital media - VOD/SVOD	10,203,530	225,551
Merchandise	3,914,125	168,973
Books and related print material	641,318	-
Ad share	247,411	-
Other revenue	8,647	-
	$20,751,408	$984,603

8

The Chosen, LLC
Notes to the Consolidated Financial Statements
December 31, 2020 and 2019

Note 1.    Summary of Significant Accounting Policies, continued

Film Costs

Costs incurred in the direct production of video content are capitalized and stated at the lower of the unamortized costs or net realizable value. The Company periodically evaluates the net realizable value of content by considering expected future revenue generation. The Company has determined no impairment existed during the periods presented. The following table represents the components of film costs as of December 31:

	December 31,	December 31,
	2020	2019
Released and completed film costs	$8,270,567	$8,270,567
Not released, in production film costs	6,809,891	-
In development or preproduction film costs	127,618	47,499
	15,208,076	8,318,066
Accumulated amortization	(5,791,817)	(279,062)
	$9,416,259	$8,039,004

The Company amortizes film costs in proportion to the recognition of the related revenue from each episodic production block. Amortization expense for film costs for the years ended December 31, 2020 and 2019, was $5,512,755 and $279,062, respectively.

The future aggregate amounts of amortization expense expected to be recognized over the next four years related to released and completed film costs as of December 31, 2020, are as follows:

Years Ending December 31:	Amount
2021	$1,318,695
2022	683,391
2023	354,213
2024	122,451
Total	$2,478,750

Capital Raise Costs

The Company filed a preliminary offering under Regulation A on September 3, 2020, for an additional $20,000,001 to fund the production of future seasons of The Chosen. Costs expended in preparation for this potential capital raise are included in the Company’s financial statements as an asset until such time as the Offering is activated or abandoned. As of December 31, 2020, the Company had not finalized the Offering for any additional units.

Income Taxes

The Company is a Utah limited liability company which has elected to be taxed as a C-Corporation. Under this structure, the Company is liable for the income taxes on the Company’s income or loss at the Federal and State levels. Its members are also liable for income taxes on any distributions (dividends) received by the Company.

9

The Chosen, LLC
Notes to the Consolidated Financial Statements
December 31, 2020 and 2019

Note 1.  Summary of Significant Accounting Policies, continued

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, the Company determines deferred tax assets and liabilities on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company recognizes deferred tax assets to the extent that these assets are considered to be realizable. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If the Company determines that deferred tax assets would be realized in the future in excess of their net recorded amount, an adjustment would be made to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

The (provision)/benefit for income taxes for the years ended December 31, 2020, and 2019, is comprised of the following components:

	December 31,	December 31,
	2020	2019
Deferred income tax benefit	$-	$283,352
Deferred provision for income tax	(2,500,052)	-
Current income taxes	(100)	(100)
	$(2,500,152)	$283,252

Significant components of the Company’s deferred income tax assets/(liabilities) are as follows:

	December 31,	December 31,
	2020	2019
Film costs	$(2,448,227)	$(2,077,472)
Cash basis adjustments	(822,017)	-
Net operating loss carryforwards	1,050,925	2,356,163
Other	2,619	4,661
	$(2,216,700)	$283,352

The Company has concluded that there are no significant uncertain tax position requiring disclosure, and there are no material amounts of unrecognized tax benefits.

Advertising

Advertising costs are expensed as incurred. Advertising expenses for the years ended December 31, 2020 and 2019 totaled $2,335,551 and $532,610, respectively.

10

The Chosen, LLC
Notes to the Consolidated Financial Statements
December 31, 2020 and 2019

Note 1.   Summary of Significant Accounting Policies, continued

Subsequent Events

Management has evaluated events and transactions for potential recognition or disclosure through April 30, 2021, which is the date the financial statements were available to be issued.

Reclassifications and Revision

During our reconciliation of the preferred units in the current year, it was noted that the prior year’s issuance of preferred units for cash number was misstated by 3,270 units. Current year information reflects a revision to properly state Class A Preferred Units as of December 31, 2019. There was no change to the amounts recorded in equity.

Certain amounts in the 2019 financial statements have been reclassified to conform to the current year presentation.

Note 2:   Commitments and Contingencies

Litigation

The Company is involved in legal proceedings from time to time arising in the normal course of business. Management, after consultation with legal counsel, believes that the outcome of these proceedings will not have a material impact on the Company’s financial position, results of operations, or liquidity.
Exclusivity Agreement

In 2018, the Company entered into an exclusive video-on-demand and subscription licensing agreement with Angel Studios, for distribution of the Company’s television series. This agreement was amended in November 2019 and September 2020.

Consulting and Coordination Agreement

During the year ended December 31, 2020, the Company issued Angel Studios 480,466 common units. This issuance was for the completion of services included in the 2018 consulting and coordination agreement related to the Company’s Regulation A offering for Preferred A Units. As these care costs of the equity offering, the units are presented on a net basis in contributed capital.

On August 11, 2020, the Company entered into a consulting and coordination agreement with Angel Studios related to the preliminary offering for Preferred B Units filed under Regulation A on September 3, 2020, to which Angel Studios will provide the following services to the Company in exchange for a fee of $300,000 payable within 30 days of the launch of the website through which the anticipated Offering will be conducted by the Company: (i) providing Company with the technology necessary to facilitate the Offering; (ii) assist in the reconciliation and accounting of all funds received and shares issued for the Offering; (iii) video recording, editing, and marketing related consultation; and (vi) assisting Company with such other matters as may be agreed upon. As of December 31, 2020, the website related to the offering had not been launched and no amount was due.

Employee Agreements

The Company has entered into employment agreements with members of management and certain contractors. The terms of the agreements vary but include one or more of the following provisions: stipulated base salary, profit sharing, royalties, retention bonuses, vacation benefits, and severance.

11

The Chosen, LLC
Notes to the Consolidated Financial Statements
December 31, 2020 and 2019

Note 3:     Preferred Units

The Company’s Class A Preferred Units (Units) are non-voting. If and when distributions are declared, distributions are first made to the holders of the Units until 120% of $1 per Unit has been distributed to the holders in proportion to their interest. Thereafter, distributions are made to the holders of the common units in proportion to their interest.

The Company has authorized 2,857,143 non-voting Class B Preferred Units; none are issued and outstanding. After any issuance of Class B Preferred Units, and if and when distributions are declared, Class B unitholders receive distributions after the Class A unitholders and before common unit holders until 110% of $7 per unit has been distributed to the Class B unitholders in proportion to their interest.

Note 4:      Related Party Transactions

During 2019, the Company entered into agreements with a member of the Company as a Director and Writer. Under the agreements, the Company paid the member $138,000 to direct and write, the last four episodes of The Chosen Series, season 1. The Company continued to engage the member as a writer for the second season and paid the member $16,000 during 2019 on this contract. The Company paid the remaining $23,000 during 2020 for the rest of the writer contract along with an additional $64,500 related to writing and pre-production work on season 2.
During 2019, the Company engaged an advertising agency, which is wholly owned by one of the members of the Company’s parent company. The Company paid the advertising agency $40,000 in 2019 and $37,925 in 2020.

On May 4, 2020, the Company entered into an agreement with a company owned by a member of the Company and the member’s spouse to write two devotional books based on the Series. The related company received $6,000 for the writing and, in the future, will receive a 2/3 share of 12.5% of the revenue from the book sales made by Angel Studios and received by the Company. As of December 31, 2020, the amount paid and accrued to the related company for these residuals was $23,741.

On October 7, 2020, the Company entered into an agreement with a member’s spouse to write a children’s book based on the Series. The member’s spouse receives 7.5% of the revenue from the book sales made by Angel Studios and received by the Company. As of December 31, 2020, the amount paid and accrued for these residuals was $6,131.

  12